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                                                                    Exhibit 99.1

       MARVELL(R) ANNOUNCES RETIREMENT OF DIRECTOR FROM BOARD OF DIRECTORS

SUNNYVALE, CALIFORNIA, (DECEMBER 12, 2003) -- Marvell(R) Technology Group Ltd. (NASDAQ: MRVL), today announced today that Diosdado P. Banatao has retired from Marvell's Board of Directors. Mr. Banatao was appointed Marvell's Co-Chairman in 1995 after he completed an early-stage venture investment in Marvell, and departs from Marvell's Board to spend additional time on his venture capital investments. Mr. Banatao is the founder and managing partner of Tallwood Venture Capital, a private venture capital fund with investments in semiconductors and semiconductor related technologies.

Dr. Sehat Sutardja, Marvell's Co-Chairman, President and CEO, thanked Dado for supporting Marvell, and said, "Our entire Marvell family wishes Dado continued success with his venture investments." Mr. Banatao added that, "The past eight years have been a wonderful time to be part of the Marvell team, and I look forward to the Company's continued success."

ABOUT MARVELL

Marvell (NASDAQ: MRVL) is the leading global semiconductor provider of complete broadband communications and storage solutions. The Company's diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the terms "Company" and "Marvell" refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd. (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH. MSI is headquartered in Sunnyvale, Calif., and designs, develops and markets products on behalf of MIL and MAPL. MSI may be contacted at (408) 222-2500 or at www.marvell.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release contains forward-looking statements based on projections and assumptions about our products and our markets. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should," and their variations identify forward-looking statements. Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements. All such statements are not guarantees of results and are subject to risks and uncertainties. Some risks and uncertainties that may adversely impact the statements in this release include, but are not limited to, the timing, cost and successful completion of development and volume production, end-customer qualification and adoption, and the timing, pricing, rescheduling, or cancellation of orders. For other factors that could cause Marvell's results to vary from expectations, please see the sections titled "Additional Factors That May Affect Future Results" in Marvell's annual report on Form 10-K for the year ended February 1, 2003 and Marvell's subsequent reports on Form 10-Q. We undertake no obligation to revise or update publicly any forward-looking statements.

Marvell(R) and the Marvell logo are trademarks of Marvell.

MEDIA CONTACT
Name: Mike Tate
Title: Treasurer
Tel: 408.222.2500
E-mail: mtate@marvell.com